___________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 10, 2014

FUELSTREAM, INC.

(Exact  Name of Registrant as Specified in Charter)

Delaware	333-14477	87-0561426
(State of Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

510 Shotgun Road, Suite 110 Fort Lauderdale, Florida		33326
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (954) 423-5345

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.03

Material Modification to Rights of Security Holders

On February 10, 2014, the Board of Directors of Fuelstream, Inc. (the “Company”) approved an amendment and restatement of the Certificate of Designation to the Company’s Articles of Incorporation.  The Certificate of Designation concerns the rights, preferences, privileges, and restrictions of Series “A” Preferred Stock (the “Preferred Stock”). The amended and restated Certificate of Designation has increased the conversion rights applicable to each share of Preferred Stock from ten million (10,000,000) to twenty million (20,000,000).  The amended and restated Certificate of Designation is attached as an exhibit to this Current Report.

Item 5.03

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 10, 2014, the Board of Directors of Fuelstream, Inc. (the “Company”), amended and restated its Certificate of Incorporation providing for an increase in the number of authorized shares of common stock from 150,000,000 to 300,000,000 shares. The amended and restated Articles of Incorporation of the Company are attached as an Exhibit to this Current Report.

On February 10, 2014, the Board of Directors of the Company approved the amendment and restatement of the Certificate of Designation to the Company’s Articles of Incorporation.  The Certificate of Designation concerns the rights, preferences, privileges, and restrictions of the Preferred Stock. The amended and restated Certificate of Designation has increased the voting rights applicable to each share of Preferred Stock from ten million (10,000,000) to twenty million (20,000,000).  The amended and restated Certificate of Designation is attached as an exhibit to this Current Report.

Item 5.07 Submission of Matters to a Vote of Security Holders

On February 10, 2014, the Board of Directors and holders of a majority of the voting rights of the Company’s capital stock approved a restatement of the Company’s Certificate of Incorporation. The purpose of the restatement of the Articles of Incorporation was to increase the number of authorized shares of common stock.

 Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

3.1

Amended and Restated Articles of Incorporation of Fuelstream, Inc.

3.2

Amended and Restated Articles of Incorporation of Fuelstream, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fuelstream, Inc.

Date:  February 10, 2014

             By:  /s/ Robert Catala________

Robert Catala

Chief Executive Officer